Exhibit 99.1

Contact:

Phillip K. Willett

President & Chief Executive Officer

(406) 683-5191

PSB FINANCIAL, INC. ANNOUNCES MEMBER APPROVAL OF PLAN OF CONVERSION AND EXPECTED CLOSING DATE OF CONVERSION

Deer Lodge, MT:  April 29, 2026 – PSB Financial, Inc. (the "Company"), the proposed holding company for Pioneer State Bank, successor to Pioneer Federal Savings and Loan Association, announced that it has completed the subscription offering (the "Subscription Offering") conducted in connection with the conversion of Pioneer Federal Savings and Loan Association (the “Bank”) from the mutual form of organization.

The Company is currently processing the orders received and will provide additional information as soon as it is available. The number of shares to be sold in connection with the stock offering and conversion will be based on a final appraisal and receipt of final regulatory approvals. There will be no additional offerings pursuant to the Plan of Conversion.

The Stock Information Center is open Monday through Friday, between 9:00 a.m. and 3:00 p.m., Mountain time, except on bank holidays, should any additional information be needed.

The Company also announced today that the members of Pioneer Federal Savings and Loan Association approved the Plan of Conversion. The completion of the stock offering and conversion remains subject to final regulatory approvals and the satisfaction of customary closing conditions. Closing and trading are expected in mid May.

Keefe, Bruyette & Woods, Inc., A Stifel Company, is serving as marketing agent in the Subscription Offering and served as financial advisor to the Company and the Bank in connection with the conversion. Godfrey & Kahn, S.C. is serving as legal counsel to the Company and the Bank. Nutter McClennen & Fish LLP is serving as legal counsel to Keefe, Bruyette & Woods, Inc., A Stifel Company.

About Pioneer Federal Savings and Loan Association

The Bank is a state chartered mutual savings and loan association that conducts business from their main office in Deer Lodge, Montana and a branch office in Dillon, Montana. At December 31, 2025, the Bank had assets of $120 million and deposits of $92.7 million.

Special Notice Regarding the Common Stock

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agent.

Forward-Looking Statements

This press release may contain forward-looking statements about the conversion and stock offering which may be identified by the use of words such as “estimate,” "project," "believe," "intend," "anticipate," “assume,” “plan,” “seek,” “expect,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target,” and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from the anticipated results, include but are not limited to, that risk that the stock offering and conversion may not be timely completed, if at all, that required regulatory and member approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.